Exhibit 99.1

FOR IMMEDIATE RELEASE
December 5, 2016

Contact:
Miles Hilder
212-704-8148
miles.hilder@edelman.com

LIGHTSTONE VALUE PLUS REIT III CLOSES $28.4 MILLION IN FINANCING ARRANGED BY CITIBANK ON TWO HOME2 SUITES BY HILTON NEAR SALT LAKE CITY AND SEATTLE

Secured by Lightstone Value Plus REIT III’s sixth and seventh hotel properties

New York, NY – Lightstone Value Plus Real Estate Investment Trust III, Inc. (“LVPR III”) announced today that it has closed on a $28.4 million round of CMBS financing secured by two hotels under the Home2Suites flag, Hilton’s premium all-suite, extended-stay product focused on upper midscale business and leisure travelers. Arranged by Citibank, the funding signifies the strength of LVPR III’s investment in the two hotel properties.

The two acquisitions, originally announced in August, represented the sixth and seventh hotel properties to join LVPR III’s growing national portfolio of strategic real estate investments. Lightstone entered into a long-term franchise agreement with Hilton for both properties commencing upon acquisition. The properties are managed by Island Hospitality and overseen by Lightstone’s hospitality division.

Home2Suites Seattle Airport, located minutes from the Seattle-Tacoma International Airport, opened in July 2015 and features 139 suite-style guestrooms. Home2Suites Salt Lake City/South Jordan is in the prosperous South Jordan submarket of Salt Lake City. The four-story hotel features 125 suite-style guestrooms and opened in December 2013.

“We believe that our ability to work closely with Citibank to successfully close this round of financing signifies the strength of LVPR III’s investment and the growth potential of these two properties,” said Lightstone President Mitchell Hochberg. “As we work to help these hotels reach their earnings potential, we continue to identify and pursue opportunities to expand our investment portfolio across the nation.”

About LVPR III

LVPR III is a public, non-traded REIT sponsored by Lightstone and formed to invest primarily in hotels, as well as in other types of properties and real estate related assets.

About Lightstone

Lightstone, founded by David Lichtenstein, is one of the most highly-regarded and diversified private real estate companies in the United States. Operating in all sectors of the real estate market, Lightstone’s $2 billion portfolio (in 26 states) currently includes over 6 million square feet of office, retail and industrial commercial properties, 11,000 residential units and 3,800 hotel keys. It also owns over 12,000 land lots across the country. Headquartered in New York City, Lightstone continues to grow its local presence with $2.5 billion worth of projects currently under development in the residential and hospitality sectors.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR III’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward looking statements. This is neither an offer to sell nor a solicitation of an offer to buy securities.

###